UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2024

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38276	27-1537290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Fifth Avenue Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 977-5700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 13, 2024 (the “Closing Date”), Apellis Pharmaceuticals, Inc. (the “Company”) entered into a financing agreement (the “Financing Agreement”) with the guarantors party thereto, the lenders party thereto (the “Lenders”), and Sixth Street Lending Partners, as the administrative agent and collateral agent for the Lenders. The Financing Agreement provides for a senior secured term loan facility of up to $475 million (the “Credit Facility”), consisting of an initial draw of $375 million at closing and a potential additional $100 million draw at the Company’s option upon satisfaction of a $50 million minimum cash requirement and a requirement that the Company’s trailing three-month sales of SYFOVRE were at least $180 million prior to the $100 million draw. The Credit Facility matures on May 13, 2030 (the “Maturity Date”) and bears interest at an annual rate equal to the 3-month Secured Overnight Financing Rate (SOFR) + 5.75% (subject to 1.00% floor). Certain additional commitment and undrawn amount fees are also payable in connection with the Credit Facility.

Apellis used the majority of the proceeds of the $375 million draw at closing to buy out its remaining obligations owed to SFJ Pharmaceuticals (“SFJ”), in the amount of approximately $326 million. The buyout of the SFJ development liability will eliminate $366 million in payments owed to SFJ, including approximately $200 million owed through 2025.

The Credit Facility does not provide for scheduled amortization payments during the term. All principal will be due on the Maturity Date. The Company will have the right to prepay loans under the Credit Facility at any time. The Company is required to repay loans under the Credit Facility with proceeds from certain asset sales, condemnation events and extraordinary receipts, subject, in some cases, to reinvestment rights. Repayments are subject to a prepayment premium.

All obligations under the Financing Agreement will be secured on a first-priority basis, subject to certain exceptions, by security interests in substantially all assets of the Company and material subsidiaries of the Company, including its intellectual property, and will be guaranteed by material subsidiaries of the Company, including foreign subsidiaries, subject to certain exceptions.

The Financing Agreement contains customary covenants, including, without limitation, a financial covenant to maintain liquidity of at least $50 million if the Company’s market capitalization is below $3 billion, and negative covenants that, subject to certain exceptions, restrict indebtedness, liens, investments (including acquisitions), fundamental changes, asset sales and licensing transactions, dividends, modifications to material agreements, payment of subordinated indebtedness, and other matters customarily restricted in such agreements. Among other permissions, the Company is permitted, on terms and conditions set forth on the Financing Agreement, to enter into a separate asset-based financing arrangement with a third party in an amount of up to $100 million, which amount is increased to $200 million upon certain sales or market capitalization thresholds, and to have outstanding convertible unsecured notes in an amount equal to the greater of $400 million and 10% of the Company’s market capitalization, but not to exceed $600 million. The Company is subject to restrictions on sales and licensing transactions with respect to its core intellectual property, defined to include SYFOVRE, EMPAVELI, and other pegcetacoplan product assets, subject to certain exceptions, including certain transactions related to areas outside the United States and Europe.

The Financing Agreement also contains certain events of default after which loans under the Credit Facility may be due and payable immediately, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, judgments against the Company and its subsidiaries, and change of control.

The above description of the Financing Agreement and Credit Facility is a summary only and is qualified in its entirety by reference to the Financing Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apellis Pharmaceuticals, Inc.

Date: May 14, 2024	By:	/s/ Timothy Sullivan
Timothy Sullivan
Chief Financial Officer